Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement of Farmers National Banc Corp. on Form S-4 of our report dated March 17, 2021, relating to the consolidated financial statements of Cortland Bancorp, included in the Annual Report on Form 10-K of Cortland Bancorp for the year ended December 31, 2020, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

September 20, 2021

S.R. Snodgrass, P.C. ● 2009 Mackenzie Way, Suite 340 ● Cranberry Township, Pennsylvania 16066 ● Phone: 724-934-0344 ● Fax: 724-934-0345